UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Restructuring Support Agreements

On April 9, 2012, the Horizon Lines, Inc. (the “Company”) entered into Amended and Restated Restructuring Support Agreements to the Restructuring Support Agreements initially dated March 26, 2012 (the “Amended and Restated Restructuring Support Agreements”) with certain holders of its 11.00% first lien secured notes due 2016 (the “First Lien Secured Notes”), 13.00%-15.00% second lien secured notes due 2016 (the “Second Lien Secured Notes”) and 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes” and, together with Series A Notes, the “Convertible Secured Notes”, and together with the First Lien Secured Notes, the Second Lien Secured Notes and the Series A Notes, the “Notes”).

The Amended and Restated Restructuring Support Agreements provide, among other things, that each of the holders represented to the Company that it has taken all necessary action to instruct its custodians to deliver its consents pursuant to the consent solicitations described below. Each holder also agreed that it will not revoke, withdraw or amend any consent solicitations or instructions. The Company also represented to each of the holders that it has received notices of conversion for at least 99% of the aggregate principal amount of Convertible Secured Notes. Termination events under the Amended and Restated Restructuring Support Agreements include, but are no limited to, (i) a breach by the Company of its obligations under the Amended and Restated Restructuring Support Agreements; (ii) the occurrence of an event of default in the indenture governing the Notes or in the charters identified in the Amended and Restated Restructuring Agreements; (iii) the occurrence of any material changes or waivers in certain of the Company’s financing documents which are not reasonably satisfactory to a majority of the holders of Notes that executed the Amended and Restated Restructuring Support Agreements; and (iv) the failure to restructure the charter obligations by April 10, 2012. The Amended and Restated Restructuring Support Agreements terminate automatically on April 30, 2012.

The foregoing description of the Amended and Restated Restructuring Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Amended and Restated Restructuring Support Agreements, which is filed as an exhibit hereto and is incorporated by reference herein.

Entry into the Global Termination Agreement

On April 5, 2012, the Company entered into a Global Termination Agreement (the “Global Termination Agreement”) with Ship Finance International Limited and certain of its subsidiaries (“SFL”) which enabled the Company to terminate early the bareboat charters of the five foreign-built, U.S.-flag vessels that formerly operated in the FSX service. The Global Termination Agreement became effective on April 9, 2012.

Pursuant to the Global Termination Agreement, in consideration for the early termination of the vessel leases, and related agreements and the mutual release of all claims thereunder, the Company agreed to: (i) issue to SFL $40.0 million in aggregate principal amount of Second Lien Senior Secured Notes; (ii) issue to SFL the number of warrants to purchase 9,250,000 shares of the Company’s common stock at a conversion price of $0.01 per common share, which in the aggregate represents 10% of the fully diluted shares of such common stock after giving effect to such issuance but subject to approximately 8% dilution for a management incentive plan; (iii) transfer to SFL certain property on board the vessels (such as bunker fuel, spare parts and equipment, and consumable stores) at the time of redelivery to SFL without any additional payment; (iv) reimburse reasonable costs incurred by SFL to (a) return the vessels from their current laid up status to operating status, which reimbursement shall not exceed $0.6 million, (b) reposition the vessels from the Philippines to either Hong Kong or Singapore, which reimbursement shall not exceed $0.1 million, (c) remove the Company’s stack insignia and name from the vessels, which reimbursement shall not exceed $0.1 million, and (d) complete the reflagging of the vessels to the Marshall Islands registry, which reimbursement is currently expected to approximate $0.1 million; and (v) reimburse SFL for their reasonable costs and expenses incurred in connection with the transaction, which we estimate represents an aggregate maximum reimbursement obligation to the SFL Parties of $0.6 million.

The foregoing description of the Global Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Global Termination Agreement, which is filed as an exhibit hereto and is incorporated by reference herein.

Entry into Supplemental Indentures and Amendment of ABL Facility

As part of the overall agreement under the Restructuring Support Agreements described above, on March 29, 2012, the Company launched consent solicitations to make certain amendments to the indentures which govern (i) the First Lien Secured Notes, (ii) the Second Lien Secured Notes and (iii) the Convertible Notes. These amendments provided, among other things (i) for the issuance of $40.0 million in aggregate principal amount of Second Lien Notes to SFL pursuant to the Global Termination Agreement, subordinated to the existing Second Lien Secured Notes under certain circumstances, (ii) for the Company to pay-in-kind (PIK) the interest payments on the Second Lien Secured Notes and the Convertible Notes, (iii) that SFL may purchase all other outstanding Second Lien Secured Notes from the holders (at a purchase price equal to the principal amount of the Second Lien Notes, plus accrued and unpaid interest) under circumstances where, among other things, the Company commences liquidation, administration, or receivership or other similar proceedings and (iv) for Series B Note holders to convert their notes at their option.

On April 9, 2012, the Company obtained the requisite consents under each of the consent solicitations and entered into supplemental indentures with certain of its subsidiaries and U.S. Bank National Association, the trustee for each of the Notes, to amend the indentures pursuant to the consent solicitations described above (the “Supplemental Indentures”). As certain of the proposed amendments to the indentures governing the Second Lien Notes or the Convertible Notes are only binding on those holders who consented, such consenting holders will be issued notes with a new CUSIP number. While the Company does not view these transactions as an offering of any securities, if the transactions were deemed to be an offering of new securities such transactions would be exempt from registration under Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended. The Company concurrently obtained an amendment and acknowledgment from the lenders under the Company’s $100.0 million asset-backed revolving credit facility, dated October 5, 2011, among the Company and Wells Fargo Capital Finance, LLC (the “ABL Amendment”), among other things, to clarify that the amendments to the indentures which govern the First Lien Secured Notes, Second Lien Secured Notes, and the Convertible Notes and the issuance of the additional $40.0 million of Second Lien Notes are permitted under the ABL credit agreement.

The foregoing descriptions of the Supplemental Indentures and the ABL Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the each of the Supplemental Indentures and the ABL Amendment, each of which is filed as an exhibit hereto and is incorporated by reference herein.

Entry into Warrant Agreement

On April 9, 2012, pursuant to the transactions contemplated by the Global Termination Agreement described above, the Company issued 9,250,000 warrants to SFL (the “Warrants”) in a privately negotiated transaction exempt from, or not subject to, the registration requirements of the Securities Act of 1933, as amended. The Warrants were issued pursuant to a Warrant Agreement, which the Company entered into with The Bank of New York Mellon Trust Company, N.A, as warrant agent, on April 9, 2012 (the “Warrant Agreement”).

Pursuant to the Warrant Agreement, the Warrants entitle SFL to purchase one share of the Company’s common stock (the “Common Stock”) at a price of $0.01 per share, subject to adjustment in certain circumstances. In lieu of payment of the exercise price, SFL will have the right (but not the obligation) to require the Company to convert its Warrants, in whole or in part, into shares of its Common Stock, and the Company will withhold, from the shares of Common Stock that would otherwise be delivered to SFL, shares issuable upon exercise of the Warrants equal in value to the aggregate exercise price.

Notwithstanding the foregoing, SFL will not be permitted to exercise or convert their Warrants if and to the extent that the shares of Common Stock issuable upon exercise or conversion would constitute “excess shares” (as defined in the Company’s certificate of incorporation) if they were issued. In addition, if SFL cannot establish to the Company’s reasonable satisfaction that it is a United States citizen, it will not be permitted to exercise or convert its Warrants to the extent the receipt of the Common Stock upon exercise or conversion would cause SFL’s ownership position to exceed 4.9% of the Company’s outstanding Common Stock.

The foregoing descriptions of the Warrants (a form of which is attached as an exhibit to the Warrant Agreement) and the Warrant Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Warrants and the Warrant Agreement, each of which is filed as an exhibit hereto and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 9, 2012, the Company issued to SFL $40.0 million aggregate principal amount of Second Lien Secured Notes. The information in Item 1.01 under the captions “Entry into the Global Termination Agreement” and “Entry into Supplemental Indentures” are responsive to this item and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 under the caption “Entry into Warrant Agreement” is responsive to this item and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

On April 9, 2012, the Company and the Trustee under the indentures relating to the First-Lien Notes, the Second Lien Notes and the Convertible Notes entered into supplemental indentures which materially modified the rights of noteholders. The information in Item 1.01 under the caption “Entry into the Supplemental Indentures” is responsive to this item and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2012, the Company’s Board of Directors adopted a resolution that decreased the size of the Company’s Board of Directors to seven members to be comprised of three Class I Directors, two Class II Directors and two Class III Directors.

Effective April 9, 2012, Alex J. Mandl, William J. Flynn, Bobby J. Griffin, and Carol B. Hallett resigned from the Company’s Board. Mr. Flynn served on the Audit Committee, Mr. Griffin and Ms. Hallett served on the Compensation Committee and Mr. Mandl served on the Nominating and Corporate Governance Committee. Mr. Mandl also resigned as the Chairman of the Board of the Company, and the Board appointed Jeffrey A. Brodsky as Mr. Mandl’s replacement.

In addition, effective April 9, 2012, James LaChance (as chairperson), Mr. Brodsky and Steven L. Rubin will serve on the Audit Committee; Martin Tuchman (as chairperson), David N. Weinstein and Kurt M. Cellar will serve on the Compensation Committee and Mr. Cellar (as chairperson), Mr. Tuchman and Mr. Weinstein will serve on the Nominating and Corporate Governance Committee.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	First Supplemental Indenture governing the 11.00% First-Lien Senior Secured Notes due 2016, dated April 9, 2012.

4.2	First Supplemental Indenture governing the 13.00% - 15.00% Second-Lien Senior Secured Notes due 2016, dated April 9, 2012.

4.3	First Supplement Indenture governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes, dated April 9, 2012.

4.4	Warrant Agreement, dated April 9, 2012.

4.5	Form of Warrant (included in Exhibit 4.4).

10.1	Form of Amended and Restated Restructuring Support Agreements, dated April 9, 2012.

10.2	Global Termination Agreement, dated April 5, 2012

10.3	Amendment to the Asset-Backed Revolving Credit Facility, dated April 9, 2012.

10.4	Form of First Amendment to the Registration Rights Agreement, dated April 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.

Date: April 13, 2012	By:	/s/ Michael T. Avara
		Name:	Michael T. Avara
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

4.1	First Supplemental Indenture governing the 11.00% First-Lien Senior Secured Notes due 2016, dated April 9, 2012.

4.2	First Supplemental Indenture governing the 13.00% - 15.00% Second-Lien Senior Secured Notes due 2016, dated April 9, 2012.

4.3	First Supplement Indenture governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes, dated April 9, 2012.

4.4	Warrant Agreement, dated April 9, 2012.

4.5	Form of Warrant (included in Exhibit 4.4).

10.1	Form of Amended and Restated Restructuring Support Agreements, dated April 9, 2012.

10.2	Global Termination Agreement, dated April 5, 2012

10.3	Amendment to the Asset-Backed Revolving Credit Facility, dated April 9, 2012.

10.4	Form of First Amendment to the Registration Rights Agreement, dated April 3, 2012.